UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2006 (May 10, 2006)

TRANSMERIDIAN EXPLORATION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-50715	76-0644935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

397 N. Sam Houston Parkway E., Suite 300, Houston, Texas	77060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (281) 999-9091

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On May 10, 2006, Transmeridian Exploration Inc., a British Virgin Islands company (“TMEI”) and wholly-owned subsidiary of Transmeridian Exploration Incorporated, changed the record date of its previously disclosed consent solicitation (the “Consent Solicitation”) with respect to all $250 million of its outstanding Senior Secured Notes due 2010 (the “Notes”) to May 12, 2006. In addition, TMEI extended the expiration time of the Consent Solicitation to 5:00 p.m., New York City time, on May 22, 2006. The change and extension was made at the request of the placement agent for the Consent Solicitation due to the significant principal amount of the Notes that traded in the period between the original record date and the date the Consent Solicitation began. TMEI may further change the record date for, or further extend the expiration time of, the Consent Solicitation in its sole discretion.

Pursuant to the Consent Solicitation, TMEI is soliciting consents to certain proposed amendments to the indenture pursuant to which the Notes were issued, including amendments to permit the issuance under the indenture of additional notes in an aggregate principal amount of up to $40 million. Pursuant to the indenture governing the Notes, adoption of the proposed amendments requires consents from the holders, as of the record date as so changed, of at least a majority in aggregate principal amount of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMERIDIAN EXPLORATION INCORPORATED

Date: May 10, 2006	By:	/s/ Earl W. McNiel
	Name:	Earl W. McNiel
	Title:	Vice President and Chief Financial Officer